Exhibit 10.2

Strictly Confidential

WAIVER

This limited waiver (this “Waiver”), dated as of November 22, 2022 is made by Searchlight III CVL, L.P., a Delaware limited partnership (“Searchlight”), as the holder of all of the issued and outstanding shares of Series A Perpetual Preferred Stock (the “Preferred Stock”) of Consolidated Communications Holdings, Inc. (the “Company”), subject to the terms and conditions set forth below. Unless otherwise specified, capitalized terms used but not defined herein have the respective meanings set forth in the Certificate of Designations for the Preferred Stock (the “Certificate of Designations”).

WHEREAS, in connection with certain amendments to the Credit Agreement, and subject to the terms and conditions contained herein, Searchlight desires to waive certain provisions of the Certificate of Designations in the manner hereinafter set forth.

NOW THEREFORE, it is hereby agreed as follows:

1.	Limited Waiver. In accordance with Section 13 of the Certificate of Designations, Searchlight hereby waives, with respect to each Dividend Period ending after the fifth anniversary of the Initial Closing Date and on or prior to the seven-year anniversary of the Initial Closing Date, the restriction in Section 4(c) of the Certificate of Designations precluding the Company from electing to not declare a Preferred Dividend for such Dividend Period; provided, that the foregoing waiver is subject to the condition that Preferred Dividends not declared and fully paid in cash (whether before, on or after the seven-year anniversary of the Initial Closing Date) shall accrue as set forth in Section 4 of the Certificate of Designations (it being understood that if such condition is not satisfied at any time, the effectiveness of the foregoing waiver shall automatically terminate and any Preferred Dividends not fully paid in cash shall automatically become payable solely in cash in accordance with the Certificate of Designations). For so long as the foregoing waiver is effective, Searchlight acknowledges that references to the “five-year anniversary of the Initial Closing Date” in Sections 4(f) and 7(b) of the Certificate of Designations shall be construed to refer to the “seven-year anniversary of the Initial Closing Date”.

2.	Effectiveness of Waiver. This Waiver shall be effective as of the date first written above.

3.	Limited Scope. Except as expressly set forth in Section 1 of this Waiver, the terms, conditions, and agreements set forth in the Certificate of Designations are not waived or modified in any respect and shall continue in full force and effect.

4.	Governing Law. This Waiver will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, Searchlight has caused this Waiver to be executed as of the date first written above.

SEARCHLIGHT III CVL, L.P.

By: Searchlight III CVL GP, LLC, its general partner

By:	/s/ Andrew Frey
Name:	Andrew Frey
Title:	Partner

ACKNOWLEDGED:

Consolidated Communications Holdings, Inc.

By:	/s/ Steven L. Childers
Name:	Steven L. Childers
Title:	Chief Financial Officer

[Signature Page to Limited Waiver]